Exhibit 99.1

Connection (CNXN) Reports First Quarter 2020 Results

Gross Profit Increases by 13.9% From Prior Q1

FIRST QUARTER SUMMARY:

  Gross profit: $113.1 million, up 13.9% y/y
  Net income: $14.9 million, up 17.0% y/y
  Diluted EPS: $0.56, compared to $0.48 y/y

MERRIMACK, N.H.--(BUSINESS WIRE)--April 29, 2020--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the first quarter ended March 31, 2020. Net sales for the quarter ended March 31, 2020 increased by 12.5% to $711.9 million, compared to $632.9 million for the prior year quarter. Net income for the first quarter ended March 31, 2020 increased by 17.0% to $14.9 million, or $0.56 per diluted share, compared to net income of $12.7 million, or $0.48 per diluted share, for the prior year quarter. This reflects an increase in diluted EPS of 17.5% year-over-year.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $130.9 million for the twelve months ended March 31, 2020, compared to $108.1 million for the twelve months ended March 31, 2019.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased 10.2% to $278.8 million in the first quarter of 2020, compared to $252.9 million in the prior year quarter. We experienced strong growth in sales of mobility, desktops and accessories in the quarter. Gross profit increased by 16.7% to $52.5 million in the first quarter of 2020, compared to $45.0 million in the prior year quarter. Gross margin increased by 105 basis points to 18.8% due to higher sales volumes and changes in customer mix.
  Net sales for the Public Sector Solutions segment decreased by 4.5% to $99.6 million in the first quarter of 2020, compared to $104.4 million in the prior year quarter. Sales to the federal government decreased by 42.2%, compared to the prior year quarter, while sales to state and local government and educational institutions increased by 15.6%. Gross profit increased by 9.7% to $14.4 million in the first quarter of 2020, compared to $13.1 million in the prior year quarter. Gross margin increased by 187 basis points to 14.5% primarily due to changes in customer and hardware product mix, along with an increase in cloud-based software revenue, which is recognized on a net basis.
  Net sales for the Enterprise Solutions segment increased by 21.0% to $333.4 million in the first quarter of 2020, compared to $275.6 million in the prior year quarter. Gross profit increased by 12.1% to $46.2 million in the first quarter of 2020, compared to $41.2 million in the prior year quarter. Gross margin decreased by 110 basis points to 13.9% primarily due to hardware product and customer mix.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 14% year over year and accounted for 28% of net sales in the first quarter of 2020 and 2019. The Enterprise Solutions and Business Solutions segments experienced strong year-over-year growth from work-from-home initiatives and higher demand from healthcare customers that commenced in the beginning of March in response to the COVID-19 pandemic.
  Accessories sales increased by 45% year over year and accounted for 18% of net sales in the first quarter of 2020, compared to 14% of net sales in the first quarter of 2019. The Enterprise Solutions and Business Solutions segments experienced strong year-over-year growth in accessories sales, compared to the prior year quarter.
  Desktop sales increased by 6% year over year and accounted for 11% of net sales in the first quarter of 2020, compared to 12% of net sales in the prior year quarter. The Business Solutions segment experienced double-digit year-over-year growth in desktop sales.
  Software sales decreased by 3% year over year and accounted for 10% of net sales in the first quarter of 2020, compared to 11% of net sales in the first quarter of 2019. We experienced solid growth in cloud-based software offerings, which are recognized on a net basis.

Selling, general and administrative (“SG&A”) expenses increased in the first quarter of 2020 to $92.5 million from $81.2 million in the prior year quarter. SG&A as a percentage of net sales, was 13.0%, compared to 12.8% in the prior year quarter. The increase in SG&A was primarily due to an increase in headcount and variable compensation due to the higher levels of gross profit. Additionally, we recorded $2.8 million in bad debt expense in the first quarter of 2020, compared to $0.2 million in the prior year, due to anticipated collection challenges from certain customers who have been significantly impacted by the COVID-19 pandemic.

Cash and cash equivalents were $111.3 million at March 31, 2020, compared to $90.1 million at December 31, 2019. In January 2020, we paid a $0.32 per share special dividend to shareholders, which totaled $8.4 million. During the first quarter of 2020, the Company repurchased 247,237 shares of stock for $10.2 million.

“We are pleased with our first quarter results in which we achieved record Q1 revenue, gross profit, gross margin, net income, and earnings per share, while generating $44.6 million of cash flow from operations. The Global pandemic, and the responses to it, such as work-from-home initiatives and increased demand for health care resources, generated increased demand for our products and services in Q1. However, the pandemic has also created a period of uncertainty as to the near-term demand for our products and services. As we navigate our way through these times, it is comforting to have a balance sheet with no debt,” said Timothy McGrath, President and Chief Executive Officer. “I would like to thank our dedicated team for their commitment and hard work in delivering these results.” Concluded Mr. McGrath, “we believe the team and the strategies we have in place well position Connection to gain market share and increase long-term shareholder value.”

Conference Call and Webcast

Connection will host a conference call and live web cast today, April 29, 2020 at 4:30 p.m. ET to discuss its first quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International). A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA, Adjusted EPS and Adjusted Net Income are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection®, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800.800.5555), operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small‑ and medium-sized business sector. It offers more than 425,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561.237.3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 425,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800.800.0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic and responses to it, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2019. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2020	2019
			%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			Change

Operating Data:
Net sales	$711,850	$632,921	12%
Diluted earnings per share	$0.56	$0.48	17%

Gross margin	15.9%	15.7%
Operating margin	2.9%	2.8%
Return on equity (1)	14.6%	12.7%

Inventory turns	21	17
Days sales outstanding	58	55

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	28%	28%
Accessories	18	14
Desktops	11	12
Software	10	11
Servers/Storage	8	9
Displays	8	9
Net/Com Products	8	7
Other Hardware/Services	9	10
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,101	26,356
Total book value per share	$23.09	$20.40
Tangible book value per share	$19.96	$17.25
Closing price	$41.21	$36.67
Market capitalization	$1,075,622	$966,475
Trailing price/earnings ratio	13.0	14.8
LTM Adjusted EBITDA (2)	$130,883	$108,117
Adjusted market capitalization/LTM Adjusted EBITDA (3)	7.4	8.1
(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.
REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2020		2019
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$333,418	13.9%	$275,635	15.0%
Business Solutions	278,785	18.8	252,932	17.8
Public Sector Solutions	99,647	14.5	104,354	12.6
Total	$711,850	15.9%	$632,921	15.7%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended March 31,
(amounts in thousands, except per share data)	2020	2019

Net sales	$711,850	$632,921
Cost of sales	598,732	533,574
Gross profit	113,118	99,347

Selling, general and administrative expenses	92,468	81,235
Restructuring and other charges	-	703
Income from operations	20,650	17,409

Other income/(expense), net	92	198
Income tax provision	(5,846)	(4,880)
Net income	$14,896	$12,727

Earnings per common share:
Basic	$0.57	$0.48
Diluted	$0.56	$0.48

Shares used in the computation of earnings per common share:
Basic	26,236	26,359
Diluted	26,421	26,525

	March 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2020	2019
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$111,323	$90,060
Accounts receivable, net	485,316	549,626
Inventories, net	136,985	124,666
Income taxes receivable	1,388	1,388
Prepaid expenses and other current assets	13,971	10,671
Total current assets	748,983	776,411
Property and equipment, net	65,754	64,226
Right-of-use assets, net	15,776	13,842
Goodwill	73,602	73,602
Intangibles assets, net	8,002	8,307
Other assets	1,075	947
Total Assets	$913,192	$937,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$219,917	$235,641
Accrued payroll	20,479	28,050
Accrued expenses and other liabilities	36,913	45,232
Total current liabilities	277,309	308,923
Deferred income taxes	20,170	20,170
Operating lease liability	12,551	10,330
Other liabilities	600	600
Total Liabilities	310,630	340,023
Stockholders’ Equity:
Common stock	289	288
Additional paid-in capital	118,620	118,045
Retained earnings	529,590	514,694
Treasury stock at cost	(45,937)	(35,715)
Total Stockholders’ Equity	602,562	597,312
Total Liabilities and Stockholders’ Equity	$913,192	$937,335

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
(amounts in thousands)	2020	2019
Cash Flows from Operating Activities:
Net income	$14,896	$12,727
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,147	3,709
Provision for doubtful accounts	2,833	256
Stock-based compensation expense	624	269

Changes in assets and liabilities:
Accounts receivable	61,477	13,494
Inventories	(12,319)	(18,470)
Prepaid expenses and other current assets	(3,300)	3,322
Other non-current assets	(98)	119
Accounts payable	(15,499)	2,121
Accrued expenses and other liabilities	(7,205)	551
Net cash provided by operating activities	44,556	18,098

Cash Flows from Investing Activities:
Purchases of equipment	(4,595)	(6,572)
Net cash used in investing activities	(4,595)	(6,572)

Cash Flows from Financing Activities:
Dividend payment	(8,427)	(8,452)
Purchase of treasury shares	(10,222)	(1,294)
Issuance of stock under Employee Stock Purchase Plan	-	(13)
Payment of payroll taxes on stock-based compensation through shares withheld	(49)	-
Net cash used in financing activities	(18,698)	(9,759)
Increase in cash and cash equivalents	21,263	1,767
Cash and cash equivalents, beginning of period	90,060	91,703
Cash and cash equivalents, end of period	$111,323	$93,470

Non-cash Investing Activities:
Accrued capital expenditures	$1,237	$1,987

Supplemental Cash Flow Information:
Income taxes paid	$369	$291

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2020	2019	% Change	2020	2019	% Change
Net income	$14,896	$12,727	17%	$84,280	$66,019	28%
Depreciation and amortization	3,147	3,709	(15%)	12,752	14,472	(12%)
Income tax expense	5,846	4,880	20%	31,534	24,664	28%
Interest expense	26	30	(13%)	99	150	(34%)
EBITDA	23,915	21,346	12%	128,665	105,305	22%
Restructuring and other charges (2)	-	703	100%	-	1,670	(100%)
Stock-based compensation	624	269	132%	2,218	1,142	94%
Adjusted EBITDA	$24,539	$22,318	10%	$130,883	$108,117	21%

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2019 consist of severance and other charges related to internal restructuring activities.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.

(amounts in thousands, except per share data)	Three Months Ended March 31,
	2020	2019	% Change
Net income	$14,896	$12,727
Restructuring and other charges, net of tax (1)	-	508
Adjusted Net Income	$14,896	$13,235	13%
Diluted shares	26,421	26,525
Adjusted Diluted Earnings per Share	$0.56	$0.50	13%
(1) Restructuring and other charges in 2019 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com